SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K



             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 26,
1999



                          THE YORK WATER COMPANY

              (Exact name of registrant specified in Charter)



     Pennsylvania             0-690               23-1242500
     (State or other       (Commission          (IRS Employee
     jurisdiction of        File Number)      Identificaiton No.)
     incorporation)



     130 East Market Street
     York, Pennsylvania                           17405
     (Address of principal executive offices)     Zip Code



     Registrant's telephone, including area code: (717) 845-3601



(Former name and former address, if changed since last report)

Item 5.   Other Events.

          On January 25, 1999 The York Water Company issued a press release announcing that it had adopted a shareholders rights plan. A copy of the press release is attached as Exhibit
99 to this Current Report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits.

          Exhibit No.                   Exhibit

          99             Press Release dated January 26, 1999.

                               Signature

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              THE YORK WATER COMPANY



                              By:  /s/ William T. Morris
                                   Name:  William T. Morris
                                   Title:  President & CEO

Dated:  January 26, 1999

      Exhibit No.              Exhibit                     Page



          99        Press Release dated January 26, 1999.

                                                  EXHIBIT 99


DRAFT FOR PRESS RELEASE

FOR RELEASE:  January 26, 1999

CONTACT:  __________________



                          THE YORK WATER COMPANY

                      ADOPTS SHAREHOLDER RIGHTS PLAN

    York, Pennsylvania, January 26, 1999 -- The York Water Company (the "Company") announced today that its Board of Directors had approved a Shareholder Rights Plan (the "Plan") that is designed to ensure that all shareholders of the Company receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's shareholders.

    William T. Morris, President and Chief Executive Officer of the Company, said, "We believe that this Plan protects shareholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all shareholder interests fairly or do not maximize the value of the Company, including the long-term gains which the shareholders could reasonably expect to receive if the Company remains independent."

    Mr. Morris noted that "the Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and shareholders of their ability to pursue the Company's business strategies and otherwise to seek to maximize long-term value for all shareholders."

    Under the terms of the Plan, the Board of Directors approved a distribution on its shares of Common Stock (the "Common Shares") of rights to purchase shares of preferred stock (the "Rights") at the rate of one Right for each Common Share held as of the close of business on February 1, 1999. Shareholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each Common Share. The number of Rights outstanding is subject to adjustment under certain circumstances, and all Rights will expire on January 24, 2009.

    Each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Shares of the Company (the "Preferred Shares") at an exercise price of $75.00. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one Common Share. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the Common Shares. Only when one or more of these events occur will shareholders receive certificates for the Rights.

    If any person actually acquires 15% or more of Common
Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 15%-or-more shareholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other shareholders will be able to exercise the Rights and buy Common Shares of the Company having approximately twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, shareholders will be able to purchase the other party's common shares in an amount equal to approximately twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

    The Company will be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following public announcement that a person has acquired a 15% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

    The Rights are the subject of a registration statement filed with the Securities and Exchange Commission today. The Preferred Shares to be issued upon the exercise of the Rights and the Common Shares to be issued upon any conversion of the Preferred Shares will also require the registration of a securities certificate with the Pennsylvania Public Utility Commission. The Company expects to file applications for such securities certificates soon.